FILED PURSUANT TO RULE 424(b)(3)
REGISTRATION NO. 333-192852

AMERICAN ENERGY CAPITAL PARTNERS, LP
SUPPLEMENT NO. 5, DATED NOVEMBER 26, 2014,
TO THE PROSPECTUS DATED MAY 8, 2014

This prospectus supplement, or this Supplement No. 5, is part of the prospectus of American Energy Capital Partners, LP, or the Company, dated May 8, 2014, or the Prospectus, as supplemented by Supplement No. 1, dated June 18, 2014, or Supplement No. 1, Supplement No. 2, dated July 21, 2014, or Supplement No. 2, Supplement No. 3, dated August 14, 2014, or Supplement No. 3, and Supplement No. 4, dated November 14, 2014, or Supplement No. 4. This Supplement No. 5 supplements, modifies, supersedes and replaces certain information in the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3 and Supplement No. 4 and should be read in conjunction with the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3 and Supplement No. 4. This Supplement No. 5 will be delivered with the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3 and Supplement No. 4. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries.

The purposes of this Supplement No. 5 are to, among other things, update disclosure relating to management.

Operating Information. Management Updates.  On November 24, 2014, in light of his recent appointment as chief executive officer of RCS Capital Corporation, Edward M. Weil, Jr. resigned from his roles as chief executive officer and president of the Company, effective as of that same date. Mr. Weil did not resign pursuant to any disagreement with the Company. Simultaneously with Mr. Weil’s resignation from his role as chief executive officer and president of the Company, the Company’s general partner appointed William M. Kahane to serve as the Company’s chief executive officer and president, effective as of that same date.

Management.  The table under the section “Directors and Executive Officers of the General Partner” on page 93 of the Prospectus is hereby replaced with the following disclosure.

“Name	Age	Position
William M. Kahane	66	Chief Executive Officer, President and Director
Nicholas Radesca	48	Chief Financial Officer and Treasurer
Peter M. Budko	54	Executive Vice President and Secretary
Nicholas S. Schorsch	53	Director”